Exhibit 99.1

Fluor Corporation	Keith Stephens / Brian Mershon
6700 Las Colinas Blvd	Media Relations
Irving, Texas 75039	469.398.7624 / 469.398.7621 tel

469.398.7000 main tel	Ken Lockwood / Jason Landkamer
469.398.7255 main fax	Investor Relations
469.398.7220 / 469.398.7222 tel

News Release

FLUOR REPORTS STRONG THIRD QUARTER RESULTS, WITH
RECORD-SETTING NEW AWARDS & BACKLOG

•	$6.0 BILLION IN THIRD QUARTER NEW AWARDS
•	BACKLOG UP 41 PERCENT TO $27.9 BILLION
•	2008 GUIDANCE ISSUED AT RANGE OF $4.90 - $5.30 PER SHARE

IRVING, TEXAS — November 7, 2007 — Fluor Corporation (NYSE: FLR) announced financial results for its third quarter ended September 30, 2007.  Revenue grew by 22 percent to $4.1 billion, compared with $3.4 billion in the third quarter of 2006.  Net earnings in the third quarter were $94 million, or $1.02 per diluted share, reflecting solid profit contributions from Oil & Gas, Industrial & Infrastructure, Global Services and Power.  This compares with $27 million or $0.31 per diluted share for the same period last year.  Operating profit for the quarter was $190 million, compared with $47 million in the third quarter of 2006.   Net earnings and operating profit for the third quarter of 2006 included the impact of loss provisions of $168 million on several fixed price projects.

New project awards for the third quarter were a record-setting $6.0 billion, including a significant award for work on a new refinery in the Middle East.  Consolidated backlog also rose to a company record of $27.9 billion, a $2.2 billion sequential increase over last quarter and up 41 percent from the same period a year ago.

                Corporate G&A expense for the quarter was $45 million, compared with $33 million in the third quarter of 2006.  Compensation cost included in G&A increased in the 2007 period as a result of strong operating performance and an increase in the company’s stock price.  Cash and cash equivalents were $1.6 billion, up from $1.5 billion last quarter and $895 million a year ago.

                “Fluor is delivering strong results and growth in 2007, and we expect these positive trends to continue throughout 2008,” said Chairman and Chief Executive Officer Alan Boeckmann. “We posted the best new award quarter in the company’s 95 year history, and with nearly $28 billion in backlog, 2008 is shaping up to be another very good year for Fluor.”

Outlook

Based on the strength of underlying performance to date, the company is narrowing its earnings guidance to a range of $4.10 to $4.20 per share for 2007.  Looking ahead to 2008, all segments have strong prospects and expect solid growth over 2007.  The company continues to be encouraged by the strength of new awards, and is actively working to grow Fluor’s resource base to support the expanding backlog of work.  Considering these factors and the positive momentum in Fluor’s key financial metrics, we are establishing initial 2008 earnings guidance in the range of $4.90 to $5.30 per share.

Business Segments

                Fluor’s Oil & Gas segment reported third quarter revenue of $2.2 billion, up 58 percent from the third quarter of 2006.  Operating profit grew to $112 million, up 28 percent over 2006.

This strong performance reflects the significant growth in backlog over the last two years.  Operating margin was 5.1 percent, down from 6.3 percent a year ago, as a number of large projects are transitioning from engineering to the lower-margin construction phase.  New awards in the third quarter totaled $4.3 billion, including the engineering, procurement and construction of the utilities and offsites for a major new refinery complex in the Middle East.  Ending backlog for Oil & Gas at September 30, 2007 rose to $16.4 billion, up 63 percent from $10.1 billion a year ago and up 17 percent sequentially.

Fluor’s Industrial & Infrastructure segment reported revenue of $735 million in the third quarter, down 8 percent from last year.  Operating profit in the third quarter of 2007 was $27 million.  This compares with $22 million in the third quarter of 2006, which included a $22 million charge on a fixed price road project.  Operating margins rose to 3.6 percent, up from 2.7 percent a year ago.  Margins in the segment continue to expand, reflecting improved performance across the segment.   New awards in the quarter were $364 million, and ending backlog was $5.2 billion compared with $5.3 billion a year ago.

                Revenue for the Government segment was $337 million for the third quarter, compared with $550 million a year ago when the segment recorded revenue contributions from hurricane relief work for FEMA.  The segment reported an operating loss of $2 million in the quarter, including a $21 million charge relating to the Bagram Air Base in Afghanistan.  This compares with an operating loss of $95 million a year ago, when provisions of $146 million were recorded on fixed price projects, including embassies and the Bagram project.  Third quarter new awards totaled $708 million, including the final year of the existing Hanford contract.  Ending backlog was $839 million, compared with $928 million a year ago.

                The Global Services segment reported revenue of $542 million, up 12 percent from $484 million in the third quarter of last year.  Operating profit grew by 51 percent to $48 million, up from $32 million a year ago.  Operating margin increased to 8.8 percent, up from 6.5 percent a year ago.  Improvements in profits and margins reflect strong growth and performance from both the operations and maintenance and equipment services business lines.  New awards were $540 million, bringing backlog to $2.7 billion at the end of the third quarter.

                Fluor’s Power segment reported revenue of $324 million, up 121 percent from $147 million in the third quarter of 2006.  Operating profit was $6 million in the third quarter, compared with $2 million a year ago.  Operating margin improved to 1.8 percent, from 1.4 percent last year.  Recent awards including new power generation and environmental betterment projects are driving the improved financial performance.  The Power segment booked new awards of $71 million in the third quarter, bringing ending backlog to $2.8 billion which compares with $1.1 billion in the same period of 2006.

Results for the Nine Months

                Net earnings for the first nine months of 2007 were $274 million, or $3.01 per diluted share.  This compares with $183 million, or $2.05 per diluted share, for the first nine months of 2006.  Revenue rose 15 percent to $12.0 billion, compared with $10.4 billion in the first nine months of last year.

Third Quarter Call

                Fluor will host a conference call today at 9:30 a.m. Eastern Standard Time.  Investors can listen to this webcast live by logging onto http://investor.fluor.com.  The webcast will be archived for 30 days following the call.

About Fluor Corporation

                Fluor Corporation (NYSE: FLR) provides services on a global basis in the fields of engineering, procurement, construction, operations, maintenance and project management.  Headquartered in Irving, Texas, Fluor is a FORTUNE 500 company with revenues of $14.1 billion in 2006.  For more information, visit www.fluor.com.

Forward-Looking Statements: This release contains forward-looking statements, including, without limitation, statements relating to future backlog, revenue and earnings, expected performance of the Company’s business and the expansion of the markets which the Company serves. The forward-looking statements are based on current management expectations and involve risks and uncertainties. Actual results may differ materially as a result of a number of factors, including, among other things: failure to achieve projected backlog, revenue and/or earnings levels; difficulties or delays incurred in the execution of contracts, including performance issues caused in whole or in part by our joint venture or teaming  partners, resulting in cost overruns or liabilities; the company’s ability to hire and retain qualified personnel; failure to meet timely completion or performance standards that could result in higher costs, reduced profits or, in some cases, losses on projects; failure to obtain favorable results in existing or future litigation or dispute resolution proceedings; the potential impact of certain tax matters including, but not limited to, those from foreign operations and the ongoing audits by tax authorities; the timely and successful implementation of strategic initiatives; customer cancellations of, or scope adjustments to, existing contracts; decreased capital investment or expenditures, or a failure to make anticipated increased capital investment or expenditures, by the Company’s clients; the Company’s failure to receive anticipated new contract awards; increased liability risks in any of the markets the Company serves; the Company’s inability to successfully convert front-end engineering services into future project awards; the cyclical nature of many of the markets the Company serves; and, changes in global business, economic, political and social conditions. Caution must be exercised in relying on these and other forward-looking statements. Due to known and unknown risks, the Company’s results may differ materially from its expectations and projections.

Additional information concerning these and other factors can be found in press releases as well as the Company’s public periodic filings with the Securities and Exchange Commission, including the discussion under the heading “Item 1A.Risk Factors” in the Company’s Form 10-K filed on March 1, 2007. Such filings are available either publicly or upon request from Fluor’s Investor Relations Department: (469) 398-7220. The Company disclaims any intent or obligation to update its forward-looking statements in light of new information or future events.

FLUOR CORPORATION

CONSOLIDATED FINANCIAL RESULTS

(in millions, except per share amounts)

Unaudited

CONSOLIDATED OPERATING RESULTS

THREE MONTHS ENDED SEPTEMBER 30	2007	2006
Revenues	$4,115.2	$3,364.0
Costs and Expenses:
Cost of Revenues	3,925.7	3,317.4
Corporate G&A	44.9	32.6
Net Interest (Income) Expense	(10.7)	0.1
Total Costs and Expenses	3,959.9	3,350.1
Earnings before Income Taxes	155.3	13.9
Income Tax Expense (Benefit)	61.6	(13.4)
Net Earnings	$93.7	$27.3
Basic Earnings per Share
Net Earnings	$1.07	$0.32
Weighted Average Shares	87.3	86.4
Diluted Earnings per Share
Net Earnings	$1.02	$0.31
Weighted Average Shares	91.7	88.9
New Awards	$6,013.3	$4,790.7
Backlog	$27,874.2	$19,790.0
Work Performed	$4,017.9	$3,275.9

NINE MONTHS ENDED SEPTEMBER 30	2007	2006
Revenues	$11,978.6	$10,445.3
Costs and Expenses:
Cost of Revenues	11,424.4	10,052.7
Corporate G&A	142.1	128.7
Net Interest (Income) Expense	(23.0)	0.7
Total Costs and Expenses	11,543.5	10,182.1
Earnings before Income Taxes	435.1	263.2
Income Tax Expense	161.2	80.5
Net Earnings	$273.9	$182.7
Basic Earnings per Share
Net Earnings	$3.14	$2.12
Weighted Average Shares	87.2	86.2
Diluted Earnings per Share
Net Earnings	$3.01	$2.05
Weighted Average Shares	90.8	89.2
New Awards	$16,274.6	$14,372.1
Backlog	$27,874.2	$19,790.0
Work Performed	$11,676.8	$10,167.3

FLUOR CORPORATION

Unaudited

BUSINESS SEGMENT FINANCIAL REVIEW
($ in millions)

THREE MONTHS ENDED SEPTEMBER 30	2007		2006
Revenues
Oil & Gas	$2,177.9		$1,382.5
Industrial & Infrastructure	735.4		800.3
Government	336.6		550.3
Global Services	541.7		484.4
Power	323.6		146.5
Total revenues	$4,115.2		$3,364.0

Operating Profit (Loss) Margin $ and %	$	%	$	%
Oil & Gas	$111.5	5.1	$86.8	6.3
Industrial & Infrastructure	26.7	3.6	21.5	2.7
Government	(2.1)	(0.6)	(95.2)	(17.3)
Global Services	47.5	8.8	31.5	6.5
Power	5.9	1.8	2.0	1.4
Total Operating Profit (Loss) Margin $ and %	$189.5	4.6	$46.6	1.4

NINE MONTHS ENDED SEPTEMBER 30	2007		2006
Revenues
Oil & Gas	$6,000.4		$3,875.4
Industrial & Infrastructure	2,386.0		2,312.3
Government	1,007.7		2,500.2
Global Services	1,774.4		1,427.2
Power	810.1		330.2
Total revenues	$11,978.6		$10,445.3

Operating Profit Margin $ and %	$	%	$	%
Oil & Gas	$300.3	5.0	$220.0	5.7
Industrial & Infrastructure	70.5	3.0	52.9	2.3
Government	23.6	2.3	8.0	0.3
Global Services	142.6	8.0	107.0	7.5
Power	17.2	2.1	4.7	1.4
Total Operating Profit Margin $ and %	$554.2	4.6	$392.6	3.8

FLUOR CORPORATION

Unaudited

SELECTED BALANCE SHEET ITEMS
($ in millions, except per share amounts)
	SEPTEMBER 30, 2007	DECEMBER 31, 2006
Cash and Cash Equivalents	$1,570.6	$976.1
Total Current Assets	3,809.0	3,323.6
Total Assets	5,547.4	4,874.9
Total Short-Term Debt	346.4	372.5
Total Current Liabilities	2,648.5	2,406.3
Long-term Debt	279.4	187.1
Shareholders’ Equity	1,995.9	1,730.5

Total Debt to Capitalization %	23.9%	24.4%
Shareholders’ Equity Per Share	$22.58	$19.66

SELECTED CASH FLOW ITEMS
($ in millions)
	NINE MONTHS ENDED SEPTEMBER 30
	2007	2006

Cash Provided by Operating Activities	$673.1	$186.1

Investing Activities
Capital Expenditures	(200.9)	(187.6)
Other Items	41.8	26.2
Cash Utilized by Investing Activities	(159.1)	(161.4)

Financing Activities
Non-Recourse Project Financing	101.7	76.1
Repayment of Bank Debt	(42.5)	—
Cash Dividends	(52.7)	(35.3)
Other Items	28.3	43.5
Cash Provided by Financing Activities	34.8	84.3

Effect of Exchange Rate Changes on Cash	45.7	(2.9)

Increase in Cash and Cash Equivalents	$594.5	$106.1

Depreciation	$105.3	$86.1

FLUOR CORPORATION

Supplemental Fact Sheet

Unaudited

NEW AWARDS
($ in millions)

THREE MONTHS ENDED SEPTEMBER 30	2007		2006		% Chg

Oil & Gas	$4,330	72%	$2,938	61%	47%
Industrial & Infrastructure	364	6%	743	16%	(51)%
Government	708	12%	731	15%	(3)%
Global Services	540	9%	221	5%	144%
Power	71	1%	158	3%	(55)%

TOTAL NEW AWARDS	$6,013	100%	$4,791	100%	26%

NINE MONTHS ENDED SEPTEMBER 30	2007		2006		% Chg

Oil & Gas	$9,363	58%	$7,386	51%	27%
Industrial & Infrastructure	1,908	12%	3,682	26%	(48)%
Government	1,017	6%	1,939	13%	(48)%
Global Services	1,866	11%	1,080	8%	73%
Power	2,121	13%	285	2%	NM

TOTAL NEW AWARDS	$16,275	100%	$14,372	100%	13%

BACKLOG TRENDS
($ in millions)

AS OF SEPTEMBER 30	2007		2006		% Chg

Oil & Gas	$16,394	59%	$10,077	50%	63%
Industrial & Infrastructure	5,179	19%	5,284	27%	(2)%
Government	839	3%	928	5%	(10)%
Global Services	2,680	9%	2,355	12%	14%
Power	2,782	10%	1,146	6%	143%

TOTAL BACKLOG	$27,874	100%	$19,790	100%	41%

United States	$11,425	41%	$6,764	34%	69%
The Americas	2,193	8%	3,012	15%	(27)%
Europe, Africa and the Middle East	12,293	44%	9,243	47%	33%
Asia Pacific	1,963	7%	771	4%	155%

TOTAL BACKLOG	$27,874	100%	$19,790	100%	41%

NM=Not meaningful

FLRF